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                                                  EXHIBIT 99.2

For Immediate Release

For:  Americold Corporation                 Contact:  Robert Mead
                                                   (212) 484-6701

                                                  Krista Grossman
                                                   (212) 484-7760


            AMERICOLD PREPACKAGED REORGANIZATION PLAN
                        APPROVED BY COURT
                         ---------------


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PORTLAND, OR (June 20, 1995) -- Americold Corporation announced today that its prepackaged reorganization plan was confirmed late yesterday by the U. S. Bankruptcy Court for the District of Oregon. The plan was filed under Chapter 11 of the U. S.
Bankruptcy Code on May 9, 1995.

The Company said that, when implemented, the restructuring plan will revise the timing of debt service requirements related to $115 million in principal payments due over the next two years on the Company's 11% Senior Subordinated Debentures. The Company said the effective date of the plan will be June 30, 1995.

"The confirmation of our plan clears the way for the implementation of our financial restructuring on June 30th," said Ron Dykehouse, Americold's Chairman and Chief Executive Officer. "As expected, we were able to complete the process quickly while continuing to run operations on a normal basis, including the ongoing construction of three new warehouse facilities. In addition, we were able to post strong first quarter results which reflect our ability to continue to grow our business, particularly in the transportation management sector."

The Company said that holders of its 11% Senior Subordinated Debentures due 1997 would exchange their old bonds for new 15% Senior Subordinated Debentures due 2007, plus the interest due on the old bonds from the date of the last interest payment up to, but not including, the effective date of the plan of reorganization. The last interest payment was November 1, 1994. The Company said it will soon be mailing letters of transmittal to the 11% Senior Subordinated Debenture holders of record as of March 31, 1995, pursuant to which such bondholders may surrender their old debentures.

Americold also announced preliminary sales results for the first quarter ended May 31, 1995. Net sales for the quarter totaled approximately $53.2 million, which represents a 9.1% increase over last year's first quarter total of approximately $48.8 million. Contributing to the overall sales increase was a 63.5% increase in sales from the transportation management services segment.

Americold is the nation's largest cold storage logistics company with 51 warehouses across the United States providing full service storage and distribution services. Over 18 billion pounds of harvested, processed and prepared foods move through the Americold system every year.